CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 21, 2008, relating to the financial statements of SPDR® Gold Trust and the effectiveness of SPDR® Gold Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SPDR® Gold Trust for the year ended September 30, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
March 16, 2009